FOR RELEASE
                                                             [LOGO] CHRYSLER
                                                                    CORPORATION
THURSDAY, FEBRUARY 5, 1998

CHRYSLER CORPORATION
CIMS 485-06-48
1000 Chrysler Drive
Auburn Hills MI 48326-2786
                                             Contact: Lori McTavish 248-512-2666
                                                        Megan Giles 248-512-2670


                  CHRYSLER ADOPTS STOCKHOLDER RIGHTS AGREEMENT

         AUBURN HILLS, MICH. -- Chrysler Corporation today announced that its Board of Directors has adopted a new Stockholder Rights Plan to replace Chrysler's current Rights Plan, which will expire February 23, 1998.

         Under the new plan, one right will be distributed for each share of Chrysler common stock outstanding at the close of business on February 23, 1998.

         Initially, the rights are attached to the common stock and are not exercisable. The rights become exercisable and will trade separately from the common stock ten days after any person or group acquires 15 percent or more of Chrysler's outstanding common stock, or ten business days after, or on such later date as the Board of Directors may designate, any person or group commences or announces their intent to commence a tender offer for 15 percent or more of Chrysler's outstanding common stock. Each right would entitle the holder to purchase one two-hundredth of a preferred share at an exercise price of $145.

                                     (more)

     If any person or group acquires 15 percent or more of Chrysler's common stock, the rights not held by the 15 percent stockholder would become exercisable to purchase Chrysler common stock at a 50 percent discount. If a person or group acquires at least 15 percent but less than 50 percent of Chrysler's common stock, the Board may elect to exchange each right not held by the 15 percent stockholder for one share of Chrysler common stock. As under the existing Rights Plan, the rights would not be triggered by an all cash, all shares, fully financed tender offer meeting certain conditions set forth in the rights agreement.

     The new rights will expire on February 23, 2008. The Board has directed its Corporate Governance Committee to review the Plan during the fifth year of the plan, to determine whether it continues to be in the best interests of the Company and its stockholders. The Board may elect to redeem the rights at $0.01 per right.

     The rights agreement was not adopted in response to any specific effort to acquire control of Chrysler Corporation, nor is the Company aware of any such effort.

                                    - ### -

ON THE INTERNET

VISIT CHRYSLER'S MEDIA RELATIONS WEB SITE AT HTTP://WWW.MEDIA.CHRYSLER.COM FOR ADDITIONAL CHRYSLER NEWS.